Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-2261

FOR IMMEDIATE RELEASE

Contacts: Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Manager, Investor Relations (617) 796-8222

HRPT Properties Trust Announces $175 Million Mortgage Financing

Newton, MA (December 4, 2009):  HRPT Properties Trust (NYSE: HRP) today announced that it has closed a new mortgage financing for $175 million.

The mortgage loan is secured by one building owned by HRP located at 1735 Market Street, Philadelphia, PA (approx. 1.3 million sq. ft.).  The loan has a 10 year term.  Interest is payable at a spread over LIBOR, but has been fixed for the first seven years by a simultaneous hedge transaction which sets the rate at approximately 5.66% per year (excluding amortization of costs).  No principal repayment is required for the first three years, after which the loan will be amortized on a 30 year direct reduction basis until maturity in December 2019 and may be prepaid without penalty.

HRP intends to use the proceeds of this financing to reduce amounts outstanding under its revolving bank credit facility.

The loan and related interest rate hedge were provided by PB Capital Corporation and its affiliates and Westdeutsche ImmobilienBank AG (WestImmo).  PB Capital is also the Arranger and Administrative Agent for the loan. Medalist Capital, Inc. assisted HRP in arranging this financing.

HRPT Properties Trust is a real estate investment trust, or REIT, which owns office and industrial properties located throughout the U.S.  HRP is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HRP’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND HRP’S CONTROL.  FOR EXAMPLE:

•      THIS PRESS RELEASE STATES THAT THE NEW $175 MILLION MORTGAGE FINANCING MAY BE PREPAID WITHOUT PENALTY AFTER THREE YEARS.  THE IMPLICATION OF THIS STATEMENT MAY BE THAT HRP WILL PREPAY THIS LOAN.  IN FACT, HRP HAS NOT DETERMINED WHETHER TO PREPAY THIS LOAN OR WHEN TO DO SO.  HRP’S DECISIONS CONCERNING THE PREPAYMENT OF THIS LOAN WILL DEPEND UPON HRP’S FUTURE FINANCIAL CIRCUMSTANCES AND FUTURE CAPITAL MARKET CONDITIONS, BOTH OF WHICH ARE LARGELY UNKNOWABLE AT THIS TIME.

•      THIS PRESS RELEASE STATES THAT HRP HAS ENTERED A FINANCIAL HEDGE TRANSACTION WHICH HAS THE EFFECT OF FIXING THE INTEREST PAYABLE ON THIS LOAN FOR THE FIRST SEVEN YEARS AT APPROXIMATELY 5.66% PER YEAR. INTEREST RATE HEDGING ARRANGEMENTS OF THIS TYPE ARE FINANCIAL CONTRACTS WHEREBY ONE PARTY AGREES TO COMPENSATE THE OTHER IN THE EVENT MARKET INTEREST RATES ARE HIGHER OR LOWER THAN AN ESTABLISHED FIXED AMOUNT. LIKE OTHER FINANCIAL CONTRACTS, THIS INTEREST RATE HEDGE IS DEPENDENT UPON THE FINANCIAL STRENGTHS AND CAPACITIES OF HRP’S COUNTERPARTIES TO PERFORM THEIR OBLIGATIONS. HRP CAN PROVIDE NO ASSURANCE AS TO THE FINANCIAL STRENGTH OF THE COUNTERPARTIES TO THE HEDGE ARRANGEMENT DESCRIBED IN THIS PRESS RELEASE, AND HRP HAS NO ABILITY TO CONTROL THEIR FUTURE ACTIVITIES, INCLUDING ACTIVITIES WHICH MAY IMPAIR THEIR FINANCIAL CAPACITIES. IN ADDITION, THIS INTEREST RATE HEDGE IS SUBJECT TO VARIOUS EARLY TERMINATION EVENTS, SOME OF WHICH ARE BEYOND HRP’S CONTROL. ACCORDINGLY, IT IS POSSIBLE THAT FUTURE EVENTS MAY CAUSE THIS HEDGE TRANSACTION TO FAIL AND HRP TO PAY MORE INTEREST THAN THE FIXED RATE DESCRIBED IN THIS PRESS RELEASE.

FOR THESE REASONS AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

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